Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK OF

WATCHGUARD TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

WATCHGUARD TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on May 5, 2005:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in this Board of Directors in accordance with the Company’s Restated Certificate of Incorporation, this Board of Directors hereby creates a series of Preferred Stock, $0.001 par value, called the “Series A Participating Cumulative Preferred Stock,” and hereby fixes the relative rights, preferences and limitations thereof (in addition to the rights and preferences set forth in the Restated Certificate of Incorporation of the Company that are applicable to the preferred stock of the Company generally) as set forth below:

Section 1.	Designation of Series A Participating Cumulative Preferred Stock

The Board of Directors of the Corporation hereby designates the following series of Preferred Stock, which series shall have the rights, preferences, privileges and limitations set forth below:

The shares of such series shall be designated the “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”), $0.001 par value. The number of shares initially constituting the Series A Preferred Stock shall be 800,000; provided, however, if more than a total of 800,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of May 5, 2005, between the Corporation and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), the Corporation’s Board of Directors, pursuant to Section 151 of the Delaware General Corporation Law, shall direct by resolution or resolutions that a Certificate of Designations be properly executed and filed with the Delaware Secretary of State providing for the total number of shares of Series A Preferred Stock authorized for issuance to be increased (to the extent that the Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.	Dividends and Distributions

(a)    Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Corporation’s Board of Directors shall approve (each such date being referred to in this Designation as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after May 19, 2005 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock).

(c)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)    So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e)    The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

Section 3.	Voting Rights

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)     Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder to 1,000 votes on each matter submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    Except as otherwise provided in this Designation or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(c)    Except as provided in this Designation or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

Section 4.	Certain Restrictions

(a)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii     redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)    redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Corporation’s Board of Directors) to all holders of such shares upon such terms as the Corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.	Liquidation Rights

(a)    Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under this Section 5(a) shall, subject to Section 5(b) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Preferred Stock and (2) subject to the provisions for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount to be distributed to the holders of Common Stock

(the greater of (1) and (2), the “Series A Liquidation Preference”). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause 2 of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 6.	Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

Section 7.	No Redemption; No Sinking Fund

(a)    The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b)    The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 8.	Ranking

The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Corporation’s Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

Section 9.	Fractional Shares

The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fractional share of Series A Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-thousandth (1/1000th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

Section 10.	Reacquired Shares

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Corporation’s Board of Directors pursuant to the provisions of the Restated Certificate of Incorporation.

Section 11.	Amendment

None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Designation or in the Restated Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and Chief Executive Officer and attested by its Secretary this 6th day of May, 2005.

WATCHGUARD TECHNOLOGIES, INC.

By	/s/ Edward J. Borey
Edward J. Borey
President and Chief Executive Officer

Attested:

/s/ Michael C. Piraino
Michael C. Piraino Vice President and Secretary